Exhibit 99.1
CA REPORTS OPERATING EPS UP 33 PERCENT
ON REVENUE GROWTH OF 5 PERCENT IN Q3 FY2006
Increases Cash Flow Guidance
Company to Hold Webcast Today at 5 p.m. EST
ISLANDIA, N.Y., January 24, 2006 — CA (NYSE: CA), one of the world’s largest management software companies, today reported financial results for its third quarter fiscal year 2006, ended December 31, 2005.
Financial Overview

(in millions, except share data)	Q3FY06**	Q3FY05***	Percent Change
Revenue	$967	$917	5%
Operating EPS*	$0.24	$0.18	33%
GAAP EPS from continuing operations	$0.09	$0.05	80%
Income from continuing operations	$56	$31	81%

*	Operating EPS is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP results to non-GAAP operating income is included in the tables following this press release.

**	Q3FY06 GAAP results include $21 million in restructuring and other charges and $114 million in amortization.

***	Q3FY05 GAAP results include $18 million in shareholder litigation charges and $112 million in amortization.
“In the third quarter, CA continued to make enhancements to the business to drive long-term growth,” said CA President and Chief Executive Officer John Swainson. “We have the right strategy in place to transform the business and establish CA as the company customers turn to for end-to-end enterprise IT management solutions that unify and simplify their IT environments.”
CA reported total revenues for the quarter of $967 million, an increase of 5 percent over the prior year period, or 8 percent on a constant currency basis. Revenue results reflect an increase in subscription revenue related to the Company’s continued transition to its ratable business model and the effect of its recent acquisitions.
CA’s income from continuing operations of $56 million for the quarter increased 81 percent from the prior year’s third quarter principally as a result of higher revenue and lower interest and taxes.
CA reported $422 million in cash flow from continuing operations in the third quarter, compared to $365 million reported in the similar period last year. On a comparable basis, non-GAAP adjusted cash flow from continuing operations was $433 million (adjusted for $11 million in restructuring payments) versus $460 million reported the prior year (adjusted for $20 million in restructuring payments and a $75 million payment to the Restitution Fund).
For the first nine months ended December 31, cash flow from continuing operations was $814 million, up 3 percent from the $789 million reported in the prior year period. Non-GAAP adjusted cash flow from continuing operations for the first nine months of the fiscal year was up 17 percent to $904 million (adjusted for $75 million in payments to the Restitution Fund and $15 million in restructuring payments), from $775 million reported in the prior year (adjusted for a $75 million Restitution Fund payment, $20 million for restructuring payments and $109 million in tax benefits).

Billings for the third quarter were $1.29 billion, down 1 percent from the prior year period and up 2 percent on a constant currency basis. Organic billings for the quarter decreased approximately 5 percent, or 2 percent on a constant currency basis. Billings for the trailing twelve months, which normalize quarterly fluctuations and other factors, were $4.45 billion, an increase of 1 percent over the prior year comparable twelve month period. Organic billings for the trailing twelve months decreased approximately 2 percent. Currency fluctuations had an immaterial impact on billings for the trailing twelve months compared to the prior year comparable period.
As is normal in our industry, some customers pay the entire contract value in one single installment at the outset rather than being invoiced on an annual basis over the life of the contract. In the third quarter, CA executed two contracts with an outsourcer that provided for single payments. These two contracts had a favorable impact on third quarter billings and cash flows, contributing an incremental $59 million more in the period than if the contracts were invoiced on an annual basis over the term of these contracts.
Based on its strong year-to-date cash flow performance, CA increased its full-year guidance for non-GAAP adjusted cash flow from continuing operations growth over the prior year from 10 percent growth, to an expected growth range of 12 percent to 15 percent. (1)
The Company also reiterated its full-year guidance of billings growth of mid-to-high single digits.
“Despite the inherently variable nature in billings from quarter to quarter, we have an excellent pipeline going forward and we are confident in our ability to deliver strong fourth quarter performance,” said CA Chief Operating Officer Jeff Clarke.
Total bookings for the third quarter, which include $82 million from the Company’s indirect business, decreased 14 percent over the prior year period to $832 million. This decline was primarily due to an expected decrease in early contract renewals, as the Company has focused on driving new contract value. North American direct bookings for the quarter grew 11 percent; however, this gain was more than offset by a decline in international bookings.
Total expenses for the quarter were $899 million compared with $870 million in the prior year, up 3 percent, primarily due to restructuring charges, acquisitions and new marketing initiatives.
The balance of cash and marketable securities at December 31, 2005, was $1.83 billion, up from $1.64 billion at September 30, 2005. With $1.81 billion in total debt outstanding, the Company has a net cash position of approximately $22 million.
During the quarter, the Company repurchased almost 4 million shares of its stock at an aggregate cost of $107 million. Since the beginning of its fiscal year 2006 through today, CA has repurchased approximately 14 million shares of its stock at an aggregate cost of approximately $400 million. The Company intends to repurchase $600 million of its shares during fiscal year 2006.

Recent Progress
Since reporting second quarter results in October, CA:
•	Launched its Enterprise IT Management (EITM) vision for unifying and simplifying the management of IT across the enterprise, which included 26 fully EITM-enabled products, including Unicenter r11, the first major Unicenter version in more than four years;

•	Unveiled a new global branding program, changed its name to CA, launched a modified logo and unveiled a new marketing campaign, “Believe Again”;

•	Announced an agreement to acquire Wily Technology, a leader in enterprise application management, in January, for approximately $375 million in cash. The transaction is expected to close by the end of the current quarter;

•	Formed a partnership with Garnett & Helfrich Capital to divest CA’s open source database unit, Ingres, in a move to further focus CA’s product line on strategic core capabilities where the Company can obtain market leadership, and recognized a pretax gain of approximately $8 million;

•	Acquired Control-F1 to provide leading-edge support automation solutions to increase customers’ IT efficiencies;

•	Divested MultiGen-Paradigm, Inc., to further focus CA’s product line; and

•	Named to CA’s Board of Directors, Christopher B. Lofgren, Ph.D., president, chief executive officer and a member of the Board of Directors for Schneider National, Inc.
Outlook for Q4 and Fiscal Year 2006
The following updated financial guidance is based on current expectations and represents “forward looking statements” (as defined below). It also includes the estimated dilutive earnings per share effect from the close of the acquisition of Wily Technology, which is expected to occur during the fourth quarter.

(in millions,				% Increase over
except share data)	Q4FY06**	Q4FY05		Q4FY05	FY06**	FY05		% Increase over FY05
Revenue	$975-$1,000	$917		6%-9%	$3,805-$3,830	$3,560		7%-8%
Operating EPS*	$0.23-$0.24	$.20		15%-20%	$0.93-$0.94	$0.80		16%-18%
GAAP EPS (LPS) from cont. ops.	$0.09-$0.10	$0.03	***	200%-233%	$0.40-$0.41	$(0.01)	***	n/m

FOOTNOTES

*	Operating EPS is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP results to non-GAAP operating income is included in the tables following this press release.

**	GAAP outlook for FY06 is inclusive of the previously announced restructuring charge of $75 million. Q4FY06 and FY06 include an estimated dilutive effect of $0.01 to operating EPS and $0.02 to GAAP EPS due to the Wily acquisition.

***	FY05 GAAP EPS includes pretax charges of $218 million, $28 million and $16 million related to the Restitution Fund, restructuring and shareholder litigation, respectively.
“During the third quarter, CA continued to strive for operational excellence through strong expense control and cash optimization,” said CA Chief Financial Officer Bob Davis. “We will continue to take the steps necessary to capture even more cost efficiencies while making the investments necessary to grow our business. In addition, we plan to carefully utilize our cash to return value to shareholders while also making strategic acquisitions that further build out our EITM strategy and give us a competitive advantage in the marketplace.”

Webcast and Additional Information
This press release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package and related slide presentation, as well as a conference call which will be held at 5 p.m. EST today. The conference call will be archived on the site. Individuals can access the information at http://ca.com/invest or listen to the call at 1 (706) 679-5227.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
(1) A reconciliation of GAAP cash flow from continuing operations to non-GAAP adjusted cash flow from continuing operations for fiscal years 2005 and 2006 is included in the tables following this press release.
Non-GAAP Financial Measures
This press release includes financial measures for per share earnings and cash flows that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” earnings per share excludes the following items: non-cash amortization of acquired technology and other intangibles, in process research and development charges, the government investigation and class settlement charges, restructuring and other charges, and the tax resulting from the planned repatriation of approximately $500 million of foreign cash and interest on dilutive convertible bonds (the convertible shares rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings). Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate. Non-GAAP adjusted cash flow excludes the following items: Restitution Fund payments, restructuring payments, and the impact of certain non-recurring tax payments or tax benefits. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures, which are attached to this press release.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks and uncertainties associated with the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be subject to criminal prosecution or civil penalties if it violates this agreement; the risks and uncertainties associated with the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to criminal prosecution or substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the SEC investigations, including shareholder derivative litigation; changes to the compensation plan of CA’s sales organization may encourage behavior not anticipated or intended as it is implemented; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; and the other factors described in CA’s Annual Report on Form 10-K/A for the year ended March 31, 2005, and any amendment thereto, and in its most recent quarterly reports filed with the SEC. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
###
Copyright © 2006 CA. All Rights Reserved. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Shannon Lapierre	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-3839	(631) 342-4687
	shannon.lapierre@ca.com	olivia.bellingham@ca.com

Table 1
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Consolidated Condensed Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended

	Dec 31,		Dec 31,

	2005	2004	2005	2004
		(restated) (1)		(restated) (1)

Subscription revenue	$713	$650	$2,104	$1,875
Maintenance	108	112	328	332
Software fees and other	49	74	129	196
Financing fees	11	17	38	62
Professional services	86	64	230	178

Total revenue	967	917	2,829	2,643

Amortization of capitalized software costs	111	112	335	335
Cost of professional services	69	57	194	167
Selling, general and administrative	405	352	1,175	1,005
Product development and enhancements	171	172	521	524
Commissions and royalties	87	91	217	226
Depreciation and amortization of other intangibles	33	33	95	97
Other (gains) losses, net (2)	(10)	6	(17)	9
Restructuring & other	21	—	66	28
Acquisition IPR&D	—	—	18	—
Restitution fund and shareholder litigation settlements	—	18	—	234

Expenses before interest and taxes	887	841	2,604	2,625

Income from continuing operations before interest and taxes	80	76	225	18
Interest expense, net	12	29	31	79

Income (loss) from continuing operations before taxes	68	47	194	(61)
Income tax expense (benefit) (3)	12	16	3	(43)

Income (loss) from continuing operations	56	31	191	(18)
Disposal of discontinued operations, net of income taxes	3	—	3	(2)

Net income (loss)	$59	$31	$194	$(20)

Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$0.09	$0.05	$0.32	$(0.03)
Discontinued operations	0.01	—	0.01	—

Net income (loss)	$0.10	$0.05	$0.33	$(0.03)

Basic weighted-average shares used in computation	579	589	583	587

Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations (4)	$0.09	$0.05	$0.31	$(0.03)
Discontinued operations	0.01	—	0.01	—

Net income (loss) (4)	$0.10	$0.05	$0.32	$(0.03)

Diluted weighted-average shares used in computation	606	594	610	587
(1)	The three and nine month periods ended December 31, 2004 have been restated to reflect the modified retrospective adoption of SFAS 123(R) and other corrections relating to the recognition of revenue as disclosed in Note 12b of the Company’s Form 10-K/A filing for fiscal year ended March 31, 2005.
(2)	The three and nine month periods ended December 31, 2005 include an approximate $8 million pre tax gain on the divestiture of Ingres.
(3)	The three and nine month periods ended December 31, 2005 includes benefits from certain tax credits realized in Q3 FY06. The nine month period ended December 31, 2005 also includes a reduction in taxes associated with the repatriation of funds, favorable tax audits and realization of deferred tax asset related to net operating losses. The nine month period ended December 31, 2004 included a one-time tax benefit resulting from an IRS decision impacting Foreign Sales Corporations.
(4)	Net income and the number of shares used in the computation of diluted GAAP EPS for the three and nine month periods ended December 31, 2005 have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes.

Table 2
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	December 31,	March 31,
	2005	2005
		(restated) (1)
Cash and marketable securities	$1,833	$3,125
Trade and installment A/R, net	400	674
Federal and state income taxes receivable	53	55
Deferred income taxes	131	79
Other current assets	66	102

Total current assets	2,483	4,035

Installment A/R, net	505	595
Property and equipment, net	626	622
Purchased software products, net	507	726
Goodwill, net	5,141	4,544
Deferred income taxes	123	105
Other noncurrent assets, net	672	536

Total assets	$10,057	$11,163

Loans payable and current portion of long–term debt	$1	$826
Deferred subscription revenue (collected)-current	1,244	1,407
Government investigation settlement	77	153
Other current liabilities	1,443	1,308

Total current liabilities	2,765	3,694

Long-term debt, net of current portion	1,810	1,810
Deferred income taxes	42	121
Deferred subscription revenue (collected)-noncurrent	272	273
Deferred maintenance revenue	238	270
Other noncurrent liabilities	53	53

Total liabilities	5,180	6,221

Stockholders’ equity	4,877	4,942

Total liabilities and stockholders’ equity	$10,057	$11,163

(1) Fiscal year 2005 has been restated to reflect the modified retrospective adoption of SFAS 123(R) and other corrections relating to the recognition of revenue as disclosed in Note 12b of the Company’s Form 10-K/A filing for fiscal year ended March 31, 2005.

Table 3
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Quarterly Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(restated) (1)		(restated) (1)
OPERATING ACTIVITIES:
Net income (loss)	$59	$31	$194	$(20)
Discontinued operations, net of taxes	3	—	3	(2)

Income (loss) from continuing operations	56	31	191	(18)

Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	144	145	430	432
Provision for deferred income taxes	(21)	24	(262)	(215)
Non-cash compensation expense related to stock & pension plans	29	32	93	77
Gain on divestiture	(8)	—	(8)	—
Shareholder litigation settlement	—	18	—	18
Foreign currency transaction (gain) loss	(3)	5	(10)	6
Acquisition IPR&D	—	—	18	—
Changes in other operating assets and liabilities:
Decrease in noncurrent installment A/R, net	50	2	112	121
(Decrease) increase in deferred subscription revenue (collected) – noncurrent	(21)	5	5	(52)
Increase (decrease) in deferred maintenance revenue	2	(13)	(27)	(61)
(Increase) decrease in trade and current installment A/R, net	(48)	73	241	299
Increase (decrease) in deferred subscription revenue (collected) – current	148	88	(115)	(59)
Increase in taxes payable	17	36	82	108
Restitution fund	—	(75)	(75)	143
Restructuring & other, net	—	(20)	41	8
Increase in A/P, accrued expense and other	48	(8)	110	(28)
Other	29	22	(12)	10

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	422	365	814	789

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(54)	(418)	(680)	(458)
Settlements of purchase accounting liabilities	(10)	(9)	(30)	(16)
Purchases of property and equipment, net	(56)	(21)	(111)	(42)
Proceeds from sale of assets	41	—	41	14
Sales (purchases) of marketable securities, net	39	(133)	301	(217)
Increase (decrease) in restricted cash	1	(3)	(3)	(2)
Capitalized software development costs and other	(23)	(16)	(65)	(47)

NET CASH USED IN INVESTING ACTIVITIES	(62)	(600)	(547)	(768)

FINANCING ACTIVITIES:
Debt borrowing (repayments), net	—	997	(911)	997
Dividends paid	(23)	—	(70)	(23)
Debt issuance fees	—	(12)	—	(12)
Exercise of common stock options and other	26	32	105	81
Purchases of treasury stock	(107)	—	(367)	(11)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(104)	1,017	(1,243)	1,032

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	256	782	(976)	1,053
Effect of exchange rate changes on cash	(23)	78	(91)	79

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	233	860	(1,067)	1,132

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,529	2,065	2,829	1,793

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,762	$2,925	$1,762	$2,925

(1) The three and nine month periods ended December 31, 2004 have been restated to reflect the modified retrospective adoption of SFAS 123(R) and other corrections relating to the recognition of revenue as disclosed in Note 12b of the Company’s Form 10-K/A filing for fiscal year ended March 31, 2005.

Table 4
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Reconciliation of GAAP Results to Net Operating Income
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2005	2004	2005	2004
		(restated) (2)		(restated) (2)

Total Revenue	$967	$917	$2,829	$2,643

Total Expenses	899	870	2,635	2,704

Income (Loss) Before Income Taxes	68	47	194	(61)

Non-GAAP Adjustments:

Purchased Software Amortization	100	102	300	305
Intangibles Amortization	14	10	37	30
Acquisition IPR&D	—	—	18	—
Restructuring and other(4)	21	—	66	28
Restitution fund charge	—	—	—	218
Shareholder Litigation	—	18	—	16

Total Non-GAAP Adjustments	135	130	421	597

Operating Income Before Interest Adj. & Taxes	203	177	615	536

Interest on Dilutive Convertible Bonds	2	11	6	31

Operating Income Before Taxes	205	188	621	567

Income Tax Provision (3)	59	69	196	183

Net Operating Income(1)	$146	$119	$425	$384

Diluted Operating EPS(1)	$0.24	$0.18	$0.70	$0.60

# of Shares Used(1)	606	644	610	641
(1)	Net operating income and the number of shares used in the computation of diluted operating EPS for the three and nine month periods ended December 31, 2005 and 2004 have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes. The number of shares for the three month and nine month periods ended December 31, 2004 also includes the dilutive impact of the Company’s 5 percent Convertible Senior Notes.
(2)	The three and nine month periods ended December 31, 2004 have been restated to reflect the modified retrospective adoption of SFAS 123(R) and other corrections relating to the recognition of revenue as disclosed in Note 12b of the Company’s Form 10-K/A filing for fiscal year ended March 31, 2005.
(3)	Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate.
(4)	Three and nine month periods ended December 31, 2005 include restructuring charges of $17 and $54 million and other charges of $4 and $12 million, respectively. The nine month period ended December 31, 2004 includes restructuring charges of $28 million.
Refer to the discussion of non-GAAP measures included in the accompanying press release for additional information.

Table 5
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Reconciliation of Projected GAAP Results to Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ending			Fiscal Year Ending
	March 31, 2006			March 31, 2006

Projected revenue range	$ 975	to	$ 1,000	$ 3,805	to	$ 3,830

Projected GAAP EPS from cont. ops. range	$0.09	to	$0.10	$0.40	to	$0.41

Non GAAP adjustments, net of taxes

Acquisition amortization	0.12		0.12	0.47		0.47
Acquisition IPR&D	0.01		0.01	0.03		0.03
Tax savings on repatriation	0.00		0.00	(0.06)		(0.06)
Restructuring & other charges	0.01		0.01	0.08		0.08
Impact from convertible senior notes	0.00		0.00	0.01		0.01

Projected diluted operating EPS range	$0.23	to	$0.24	$0.93	to	$0.94

Refer to the discussion of non-GAAP measures included in the accompanying press release for additional information.

Table 6
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Reconciliation of Projected GAAP Cash Flow from Operations to Adjusted Cash Flow from Operations
(in millions)
(unaudited)

	FY2005	FY2006
		Projected

Cash Flow from Operations	$ 1,527	$ 1,311	to	$ 1,351

Benefit from Tax Law Change	(300)	—		—

Restitution Fund	75	150		150

Restructuring	25	25		25

Adjusted Cash Flow from Operations	$ 1,327	$ 1,486	to	$ 1,526

Refer to the discussion of non-GAAP measures included in the accompanying press release for additional information.